LRN: 5905142

SEPTEMBER CONTENT – TKNZ (4 POSTS TOTAL ON THIS DOC)

POST 1:

COPY:

T. Rowe Price Active Crypto ETF $TKNZ is an actively managed, multi-token crypto ETP that offers exposure to a diverse range of leading cryptocurrencies. Using research and quantitative analysis to navigate trends and manage risk, the strategy seeks to outperform the FTSE Crypto U.S. Listed Index benchmark over the long term.

Before making an investment decision, you should carefully consider the risk factors and other information included in the prospectus.

All investments are subject to market risk, including the possible loss of principal. The Eligible Assets have a relatively limited history of existence and operations compared to traditional commodities. There is a limited established performance record for the price of the assets and, in turn, a limited basis for evaluating an investment. Crypto assets (including the Eligible Assets) have experienced periods of extreme price volatility and their prices may be influenced by, among other things, trading activity and regulatory scrutiny of crypto trading platforms due to fraud, failure, security breaches or otherwise. To the extent that the fund trades Eligible Assets on crypto platforms and other trading venues, these crypto trading platforms are relatively new. In addition, crypto trading platforms may be lightly regulated, unregulated, or may be non-compliant with existing and applicable regulations in one or more jurisdictions in which they operate. A market disruption, such as a government taking regulatory or other actions that disrupt the crypto asset market, can also make it difficult to liquidate a position. Crypto asset markets in the U.S. exist in a state of regulatory uncertainty, and adverse legislative or regulatory developments could significantly harm the value of the Eligible Assets or the Shares. Regulatory developments such as by banning, restricting or imposing onerous conditions or prohibitions on the use of crypto assets, mining activity, digital wallets, the provision of services related to trading and custody of crypto assets, the operation of the Eligible Asset Networks, or the crypto asset markets generally may adversely impact the value of the Eligible Assets and, therefore, of the fund. See the prospectus for more detail on the fund’s principal risks.

T. Rowe Price Active Crypto ETF is organized as a Delaware statutory trust. The sponsor of the Trust is T. Rowe Price Sponsor LLC (the “Sponsor”). T. Rowe Price Investment Services, Inc. ("TRPIS") serves as the distributor of the Trust.

GRAPHIC:

POST 2:

COPY:

The first U.S.-listed, actively managed, multi-token spot ETP.

T. Rowe Price Active Crypto ETF $TKNZ brings a research-driven approach to crypto portfolio construction, with the flexibility to adapt as the digital assets market evolves.

Before making an investment decision, you should carefully consider the risk factors and other information included in the prospectus.

VIDEO:

(video approved via LRN 5799627)

POST 3

COPY:

We recognize that investors have different needs, objectives, and preferred ways to access the markets.

The T. Rowe Price Active Crypto ETF extends our active investing approach to digital assets through an exchange-traded product - bringing the same research-driven philosophy that has guided T. Rowe Price for more than 85 years to a rapidly evolving asset class.

$TKNZ offers actively managed exposure to a range of eligible crypto assets, with shares trading on NYSE Arca.

Before making an investment decision, you should carefully consider the risk factors and other information included in the prospectus.

All investments are subject to market risk, including the possible loss of principal. The Eligible Assets have a relatively limited history of existence and operations compared to traditional commodities. There is a limited established performance record for the price of the assets and, in turn, a limited basis for evaluating an investment. Crypto assets (including the Eligible Assets) have experienced periods of extreme price volatility and their prices may be influenced by, among other things, trading activity and regulatory scrutiny of crypto trading platforms due to fraud, failure, security breaches or otherwise. To the extent that the fund trades Eligible Assets on crypto platforms and other trading venues, these crypto trading platforms are relatively new. In addition, crypto trading platforms may be lightly regulated, unregulated, or may be non-compliant with existing and applicable regulations in one or more jurisdictions in which they operate. A market disruption, such as a government taking regulatory or other actions that disrupt the crypto asset market, can also make it difficult to liquidate a position. Crypto asset markets in the U.S. exist in a state of regulatory uncertainty, and adverse legislative or regulatory developments could significantly harm the value of the Eligible Assets or the Shares. Regulatory developments such as by banning, restricting or imposing onerous conditions or prohibitions on the use of crypto assets, mining activity, digital wallets, the provision of services related to trading and custody of crypto assets, the operation of the Eligible Asset Networks, or the crypto asset markets generally may adversely impact the value of the Eligible Assets and, therefore, of the fund. See the prospectus for more detail on the fund’s principal risks.

T. Rowe Price Active Crypto ETF is organized as a Delaware statutory trust. The sponsor of the Trust is T. Rowe Price Sponsor LLC (the “Sponsor”). T. Rowe Price Investment Services, Inc. ("TRPIS") serves as the distributor of the Trust.

GRAPHIC:

POST 4

COPY:

If your clients are asking about crypto but don’t know where to start, our Active Crypto ETF is the solution they need. With $TKNZ, investors can get broad token exposure in a hassle-free way.

Before making an investment decision, you should carefully consider the risk factors and other information included in the prospectus.

VIDEO:

(Video and copy approved via LRN 5799627)